Exhibit 10.25

[ConAgra Foods Logo]

February 26, 2007

Jacqueline K. Heslop McCook

One ConAgra Drive

Omaha, NE 68102

Re:    Employment and Separation Agreement

Dear Ms. McCook:

This Employment and Separation Agreement (“Letter Agreement”) describes the components of your employment and separation package. If you agree to the terms of this Letter Agreement you will receive the benefits described below.

Your last day of employment with ConAgra Foods, Inc. (“ConAgra”) will be July 31, 2007 (the “Termination Date”). This Letter Agreement will become effective once you have signed it and you have not exercised your right to revoke within the Revocation Period described below.

1.	Remaining Employment:

a.

You will remain an employee of ConAgra through the Termination Date at your current bi-weekly rate of $19,230.77, less appropriate deductions, payable according to the normal payroll practices of ConAgra.

b.

Elected medical, dental, vision, ConAgra 401(k) Retirement Income Savings Plan (“Qualified CRISP”), ConAgra Non-Qualified Retirement Income Savings Plan (“Non-Qualified CRISP”), and other benefits will continue through the Termination Date subject to plan provisions including any changes to the plans that may occur during this period.

c.

You will work full-time and a regular work schedule through April 1, 2007, at the ConAgra Corporate Offices in Omaha, NE (“Corporate Offices”). Between April 1, 2007, and July 31, 2007, you will be required to provide those services reasonably requested by ConAgra, but will not be required to report to the Corporate Offices. ConAgra will pay or reimburse reasonable business travel expenses and for reasonable commuting expenses for up to one round trip per week through April 1, 2007. Any business travel and commuting expenses incurred after April 1, 2007 or prior to April 1, 2007 but in addition to the one round trip referenced in this paragraph, are subject to prior written approval of Pete Perez, Senior Vice President, Human Resources (“Perez”), or his designee or successor. This written approval may occur through email communication. Your method of travel shall comply with the ConAgra travel policy. You agree to extend the April 1, 2007, date set forth in this Section 1.c. if requested by ConAgra; provided, however, that (i) ConAgra will not request such extension unless ConAgra reasonably believes such extension is necessary to complete the Brand Essence Meetings, and (ii) such extension shall expire on or prior to July 31, 2007.

d.

You will resign as an executive officer of ConAgra upon receipt of written notice from ConAgra’s legal counsel (which notice may be through email communication) that you no longer function as an executive officer, but no later than July 31, 2007.

Jacqueline K. Heslop McCook

February 26, 2007

2.	Separation Payments:

a.

Following your Termination Date, you will receive separation pay at your current monthly rate of $19,230.77, less deductions required by law to be withheld, for a period of twenty (20) months through March 31, 2009 (the “Separation Pay”), unless you violate any of the material terms and conditions of this Letter Agreement. If there is a reasonable possibility the breach can be cured, you will be given thirty (30) days advance notice and an opportunity to cure any breach prior to a cessation of payments. The first six (6) months of separation payments totaling the gross amount of $250,000.00 will be paid to you in a lump-sum payment on February 1, 2008. The remaining fourteen (14) months of separation payments will be paid in accordance with the normal payroll practices of ConAgra and will begin on the first regular ConAgra payday following the February 1, 2008, payment.

b.

You may continue medical, dental, vision benefits at your current level of coverage for you and your dependents at active employee premium rates until March 31, 2009, or your reemployment, if such reemployment provides medical and dental benefits, whichever occurs first. This period will be included within your total COBRA continuation eligibility.

c.

Your qualified and nonqualified retirement plan eligibility as described in Section 1.b. will end on your Termination Date. Vesting is according to the plans’ schedules. You have a Nonqualified CRISP balance of $7,729 as of December 31, 2006, which is expected to increase by an estimated $14,750 related to calendar year 2007 contributions. The Non-Qualified CRISP will be paid to you in the normal course provided by the plan, provided, however, the payment shall not be paid prior to February 1, 2008, because of the six (6) months delay required by Internal Revenue Code §409A (“Code § 409A”.)

d.

During the period of time you are receiving Separation Pay under this Section 2, you agree to notify ConAgra within five (5) business days of your first day of work for your new employer, whether a third-party or your own consultancy practice. Such notification shall include the name of the new employer or practice. A form is attached for your convenience. You will forfeit all remaining Separation Pay in the event that you are re-employed by ConAgra or any of its affiliates (excluding part-time or consulting performed for ConAgra from time to time, unless ConAgra informs you that such engagement would terminate the remaining Separation pay hereunder).

e.

Your failure to provide such notification as specified above during your Separation Pay period is a violation of this Letter Agreement, and will result in forfeiture of all Separation Pay payable beyond the date of your new employment (or self-employment). Notification of new employment should be provided to Perez, or his designee or successor.

3.	Stock:

You are a participant in the ConAgra Long-Term Senior Management Incentive Plan, the Performance Share Plan and the ConAgra Stock Plan. You will not be eligible for any additional grants, but previously granted stock options will continue to vest per their normal schedule(s) through the Termination Date. You will have ninety (90) days after the Termination Date to exercise all vested stock options. Subject to approval of the Human Resources Committee of the

Jacqueline K. Heslop McCook

February 26, 2007

Board of Directors (the “Committee”), performance shares associated with the first tranche of the FY07 – FY09 performance cycle of the Performance Share Plan will be paid to you as soon as practicable following certification by the Committee that ConAgra did achieve the specified performance targets for the tranche; consideration of such matters is expected to occur at the Committee’s July 2007 meeting. If a payout is approved by the Committee, the number of shares paid to you will be consistent in number to other senior leadership at your participation level and will be capped at 100% of the first year opportunity (in accordance with plan provisions).

4.	M.I.P.:

You will be eligible for a Fiscal Year 2007 Management Incentive Plan (“MIP”) award in an amount determined by multiplying the percentage level at which the total award pool for MIP is funded (determined in accordance with plan provisions) by your target opportunity.

5.	Your Obligations:

You agree to make yourself reasonably available to ConAgra, and will:

a.	Personally provide reasonable assistance and cooperation in providing or obtaining information for ConAgra, and its representatives, concerning any ConAgra matter of which you are knowledgeable.

b.	Personally provide to ConAgra, or its representatives, reasonable assistance and cooperation relating to any pending or future lawsuits or claims, about which you are knowledgeable.

c.

Promptly notify Robert Sharpe, his designee or successor, in writing, if you receive any request from anyone other than ConAgra for information regarding any potential claims or proposed litigation against ConAgra or any of its affiliates.

d.

Refrain from making disparaging comments the purpose or effect of which is to harm the reputation, good will, or commercial interests of ConAgra, its management or leadership, or any of its affiliates. ConAgra also agrees to refrain from engaging in any conduct or making comments, or statements, the purpose and effect of which is to harm the reputation, good will, or interests of you.

e.

Refrain from providing any information related to any claim or potential litigation against ConAgra, or its affiliates to any non-ConAgra representatives, without either ConAgra’s written permission or being required to provide information pursuant to legal process.

f.

If required by law to provide sworn testimony on ConAgra or affiliate-related matters, you will consult with and have ConAgra’s designated legal counsel present for such testimony. ConAgra will be responsible for the costs of such designated counsel and you will bear no cost for same. You will confine your testimony to items about which you have actual knowledge rather than speculation, unless otherwise directed by legal process.

g.	You will be reimbursed shortly after an expense statement is received for reasonable travel, food, lodging and similar out-of-pocket expenses required to fulfill the cooperation provisions above.

Jacqueline K. Heslop McCook

February 26, 2007

h.

Until March 31, 2009, you agree you will not accept employment with any person, firm, corporation or business, including self-employment, sole proprietorship or consulting work, which is a direct competitor of ConAgra or its affiliates, unless you receive prior written approval from ConAgra. Direct competitor is defined as a company that sells product lines that compete with any product produced or, to your knowledge, currently in development by ConAgra on the Termination Date. To receive prior written approval from ConAgra, or to receive written recognition that your potential employment would not violate this Subparagraph 5(h), you should submit a written request to Perez, his designee or successor, providing the name of the potential employer, a general description of the business conducted by the employer, a general description of your potential duties at the employer and any other information you believe appropriate. Such approval or recognition will not be unreasonably withheld by ConAgra. ConAgra will provide you a response as soon as reasonably practicable after receipt of the information. If you violate any of the terms or conditions of this paragraph, you may be subject to penalties and lawsuits for injunctive relief and money damages, as well as possible criminal charges, which may be sought by ConAgra. You agree that this covenant is fair and reasonable. Further you agree that this covenant is necessary to protect ConAgra’s legitimate economic interests in maintaining the confidentiality of confidential and proprietary information, including trade secrets.

i.

Until March 31, 2009, you agree not to encourage, directly or indirectly, any other employee of ConAgra or its affiliates with whom you worked regularly during your employment with ConAgra (“Protected Employee”) to quit or supplement their employment with ConAgra, unless prior written approval is provided by ConAgra. In addition, until March 31, 2009, you will not have any Protected Employee (A) report to you (in a supervisory capacity) or through a chain of supervision, or (B) provide consulting services to you or your employer, other than in the course of your employment with ConAgra, unless prior written approval is provided by ConAgra; provided, that the foregoing restriction shall not apply to any such Protected Employee over whom you have an indirect supervisory role and who has not otherwise been hired away from ConAgra in violation of the terms of this Letter Agreement. This includes engaging in any single or sole proprietorship, partnership, consulting or employment arrangement with you and/or your employer while they are actively employed by ConAgra or its affiliates. Prior written approval pursuant to this Section 5.i. will not be unreasonably withheld by ConAgra.

6.	Confidentiality Agreement:

As an employee of ConAgra, you agree that ConAgra has developed and continues to develop and use commercially valuable confidential and/or proprietary technical and non-technical information which is vital to the success of ConAgra’s business, and furthermore, that ConAgra utilizes confidential information, trade secrets and proprietary customer information in promoting and selling its products and services. For purposes of this Letter Agreement, you acknowledge that “Confidential Information” includes ConAgra’s marketing plans, market positions, strategy, budget, long-range plans, customer information, sales data, personnel information; privileged information, or other information used by or concerning ConAgra, where such information is not publicly available, or has been treated as confidential.

Jacqueline K. Heslop McCook

February 26, 2007

You agree that from this time forward you will not, either directly or indirectly, disclose, or use for the benefit of any person, firm, corporation or other business organization or yourself, any “Confidential Information” related to ConAgra or its affiliates.

Except as provided for in Sections 2.d., 5.h. and 5.i., you agree that you have and will keep the terms and amount of this Letter Agreement completely confidential, except as required by applicable law, and that you have not, nor will you hereafter disclose any information concerning this Letter Agreement to any person other than your present attorneys, accountants, tax advisors, or immediate family, and only if you advise those persons of your obligation to keep this Letter Agreement confidential.

7.	Return of ConAgra Property:

You agree to return to ConAgra by the Termination Date, as applicable, all company files, records, documents, reports, computers, cellular telephones and other business equipment, credit cards, keys, and other physical, personal or electronically stored property of ConAgra in your possession or control and to further agree that you will not keep, transfer or use any copies or excerpts of the foregoing items without the approval of ConAgra.

8.	Release of ConAgra:

In exchange for the benefits provided to you by ConAgra, and except for ConAgra’s obligations hereunder, you hereby release ConAgra, and each of its agents, directors, officers, employees, representatives, attorneys, affiliates, and its and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting by, through, or under or in concert with any of them (collectively “Releasees”), or any of them, of and from any and all claims of any nature whatsoever, in law or equity, which you ever had, now have, or may have had relating to your employment, or termination of employment. This includes (i) all claims relating to salary, overtime, vacation pay, incentive bonus plans and/or separation pay, stock options, and any and all other fringe benefits, for which you were eligible during your employment and (ii) all claims under any employment agreement, change-in-control agreement or other agreements between you and ConAgra, and/or its subsidiaries or affiliates; (iii) and all claims you may have against ConAgra or its employees under Title VII of the Civil Rights Act of 1964, as amended; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; or any other federal, state, or local law or regulation regarding your employment or termination of employment.

This release shall not preclude an action to enforce the specific terms of this Letter Agreement; to any claims based on acts or events after this Letter Agreement has become effective; to any unemployment or workers’ compensation benefits to which you may be entitled; nor to benefits in which you have become vested under ERISA. You will continue to be covered under ConAgra’s directors and officers’ liability policy until the Termination Date to the same extent as other senior officers and thereafter you shall continue to be covered for events occurring prior to your Termination Date.

You understand that you may take up to twenty (21) business days to decide whether to accept this Letter Agreement. You may also consult with your personal attorney before signing. If I do not receive an executed Letter Agreement from you within twenty one (21) business days, any offers made by ConAgra in this Letter Agreement are withdrawn. If you do decide to sign this

Jacqueline K. Heslop McCook

February 26, 2007

Letter Agreement, you have up to seven (7) days after signing (the “Revocation Period”) to change your mind. To revoke this Letter Agreement, please write to Pete Perez, Senior Vice President, Human Resources, his designee or successor, within the Revocation Period. No separation payments under this Letter Agreement can be made until the expiration of the Revocation Period. Therefore, the timing of your signature may affect the time of your receipt of separation payments. This Letter Agreement shall become effective upon expiration of the Revocation Period (the “Effective Date”).

You agree to execute another release on the Termination Date as reasonably requested by ConAgra which shall be the same as the above release.

9.	Section 409A Implications:

Since you are a “specified employee” as defined in Code §409A(a)(2)(B)(i), the payment of, or commencement of the payment of, certain nonqualified benefits will be delayed for six (6) months. Any delayed payments will be made to you immediately after November 30, 2007, with interest computed at the Federal Reserve Rate H15 one (1) year constant maturity rate plus 25 basis points. This rate will be adjusted on a quarterly basis, based upon the previous three (3) months. The parties acknowledge that the requirements of Code § 409A are still being developed and interpreted by government agencies, that certain issues under § 409A remain unclear at this time, and the parties hereto have made a good faith effort to comply with the current guidance under § 409A. If the payment of any amounts to you as set forth herein is likely to result in negative tax consequences within the meaning of Code § 409A, the parties agree to use their reasonable best efforts to amend the Letter Agreement or otherwise provide comparable benefits to you that satisfy all Code § 409A requirements; provided, however, such payment shall not include any tax gross-up and shall not result in a significant economic cost to ConAgra.

10.	Successors and Assigns:

This Letter Agreement shall inure to the benefit of, and shall be binding upon ConAgra and you and our respective heirs, executors, personal representatives, successors, and assigns including, without limitation, any entity with which ConAgra may merge or consolidate or to which all or substantially all of its assets may be transferred.

11.	Set-Off:

In the event that ConAgra has a reasonable basis to believe that you have breached the terms of the Letter Agreement, ConAgra may, in addition to any other rights and remedies, offset any claims against you from any current or future sums, stock options, or rights which may be due you or in which you may claim an interest. You will be given thirty (30) days advance notice and an opportunity to cure any breach prior to a set-off.

12.	Entire Agreement:

Except as specifically provided herein, this Letter Agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes all previous agreements and understandings, whether written or oral, between ConAgra and you.

Jacqueline K. Heslop McCook

February 26, 2007

13.	Governing Law:

This Letter Agreement shall be construed under and in accordance with the laws of the State of Delaware.

If the above meets with your agreement, please sign and return one copy of this Letter Agreement to me. An executed copy will be returned to you. This agreement is subject to confirmation by the Committee, which we will recommend at its February 7, 2007 meeting.

Sincerely,

/s/ Pete M. Perez
Pete M. Perez
Senior Vice President, Human Resources

ACCEPTANCE

/s/ Jacqueline K. Heslop McCook	February 28, 2007
Jacqueline K. Heslop McCook	Date

Notification of New Employment

I have obtained new full time employment or begun self-employment.

Today’s Date   ________________________________________________________________________________________

Name   _______________________________________________________________________________________________

Name of New Employer   ________________________________________________________________________________

First Day of Work at New Employer   ________________________________________________________________________

Telephone Number of New Employer   ________________________________________________________________________

Signature   _____________________________________________________________________________________________

This form must be postmarked within five (5) business days of the first day of work for your new employer / commencement of your self-employment.